VSE Corporation Announces Agreement to
Divest Prime Turbines Subsidiary for $21M
Aviation Group to Focus on Component/Accessory Repair and Parts Distribution

Alexandria, Virginia, January 30, 2020 – VSE Corporation (NASDAQ: VSEC) a leading provider of distribution and repair services for land, sea and air transportation assets in the public and private sectors, today announced that it has entered into a definitive agreement to sell its subsidiary Prime Turbines, LLC to PTB Holdings USA, LLC for $21 million in cash, subject to customary adjustments. The transaction is expected to close during the first quarter 2020.

With this divestiture, VSE’s Aviation Group will no longer offer turboprop engine repair, maintenance, and overhaul services, as management reallocates resources toward the Company’s higher-growth component/accessory repair and parts distribution businesses. Prime Turbines has approximately 60 employees with primary operations in Texas and Arizona and comprises approximately 4% of VSE’s estimated revenue for 2019.

“PTB is a respected leader in the engine refurbishment business and is committed to providing its customers the highest level of service,” stated John Cuomo, President and CEO of VSE Corporation. “Prime Turbines is a good strategic fit for PTB, given its deep expertise servicing turboprop and turboshaft engine platforms.”

“Moving forward, our Aviation Group will concentrate on higher growth component and accessory repair and parts distribution, positioning us to work more collaboratively with major OEMs, while further expanding our presence within the global commercial and general aviation markets,” Mr. Cuomo added. “The proceeds from this sale will be used to pay down debt and reinvest in our aviation business growth efforts.”

The completion of the transaction is subject to the satisfaction or waiver of various conditions, including regulatory approval and the receipt of other customary closing approvals.

Jones Day served as legal advisor to VSE Corporation in connection with this transaction.

About VSE Corporation
Established in 1959, VSE is a diversified products and services company providing logistics solutions. VSE is dedicated to making our federal and commercial clients successful by delivering innovative solutions for vehicle, ship, and aircraft sustainment, supply chain management, platform modernization, mission enhancement, and program management, and providing energy, IT, and consulting services. For additional information regarding VSE’s services and products, visit us at www.vsecorp.com

Safe Harbor
This release contains statements that, to the extent they are not recitations of historical fact, constitute “forward-looking statements” under federal securities laws, and are based on VSE’s current expectation and assumptions. The words “believe,” “estimate,” “anticipate,” and other similar expressions are intended to identify forward-looking statements. All such statements are subject to the safe harbor protection provided

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by applicable securities laws. These statements are not guarantees of future performance and are subject to risks and uncertainties. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward-looking statements in this news release, see VSE’s public filings with the SEC.

Investor Contact
Christine Kaineg
Director, Investor Relations
(703) 329-3263

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